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India

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated October 5, 2018 with respect to the consolidated financial statements of CSP Alpha Midco PTE. LTD. (Successor) and ESM Holdings Limited (Predecessor) included in the Transition Report on Form 10 K of StarTek, Inc. for the nine months ended December 31, 2018, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

Grant Thornton India LLP

GRANT THORNTON INDIA LLP MUMBAI ★

Mumbai, India

July 15, 2019